Exhibit 99.1

MEDIA GENERAL REPORTS SECOND-QUARTER RESULTS

          RICHMOND, Va., July 12 /PRNewswire-FirstCall/ -- Media General, Inc. (NYSE: MEG) today reported second-quarter income, excluding a gain on the sale of the company’s interest in the Denver Post, of $19 million, or 80 cents per diluted share, up nearly 3 percent from the same period last year when the company earned $18.5 million, or 78 cents per diluted share.  Including the Denver gain, the company reported net income of $38.4 million, or $1.61 per diluted share, in the second quarter of 2005. The after-tax gain from the Denver sale was $19.4 million, or 81 cents per diluted share.

          “Media General’s second-quarter results reflected strong newspaper advertising revenue growth, up 5.7 percent, and up 6.1 percent including online revenues from newspaper Web sites,” said Marshall N. Morton, president and chief executive officer.  “Publishing revenue growth reflected the continued strength of Classified advertising, led by help-wanted, as well as growth in Retail advertising.  Our Broadcast Division generated an 11.1 percent increase in Local time sales as the result of new business development initiatives.  Combined with a 5 percent increase in National time sales, the Broadcast Division offset the absence of $5 million in Political revenues in the second quarter.

          “We are pleased that both our Publishing and Broadcast divisions continue to deliver top-of-peer group revenue growth, and we plan to build on that in the future,” said Morton.

          “Also contributing to our earnings growth was a significant revenue increase in the Interactive Media Division, higher equity income from SP Newsprint, and lower corporate and interest expense,” Morton said.

          Media General’s total revenues for the second quarter of 2005 were up 3.9 percent to $233.7 million compared with $224.9 million in the same period last year.

          Publishing segment profit, excluding the gain on the Denver sale, was $31.9 million, slightly above the same period last year.  Publishing revenues of $146.5 million increased 4.2 percent.  The Tampa Tribune accounted for more than half of the Publishing Division’s revenue growth for the quarter with an increase of 7.2 percent.  Including online revenues from newspaper Web sites, total Publishing revenues were up 4.6 percent over last year’s second quarter, and newspaper advertising revenues increased 6.1 percent.  Revenue growth for the quarter, while strong, was slightly lower than expected due to some softness in June in Retail advertising and a decline in automotive classifieds, which is not expected to continue in the third quarter.

          Classified revenues increased $3.8 million, or 7.6 percent, driven mostly by the strength of employment advertising, which was up in almost all markets.  Including online advertising, total Classified revenues rose 9.5 percent from last year.  The Tampa and Richmond markets produced most of the increase.  Several Community markets reported double-digit gains, including Northern Virginia, Lynchburg and Charlottesville.  At The Tampa Tribune, classified revenue increased by 7.9 percent, led by help-wanted advertising, up 23 percent, while automotive advertising was up about 1 percent, and real estate advertising increased 4 percent.  The Richmond Times-Dispatch reported an 8.7 percent increase in Classified revenues, led by higher help-wanted revenues, up 14 percent, which helped to offset a decline in automotive advertising revenues, while real estate advertising rose 21.3 percent.  At the Winston-Salem Journal, Classified revenues rose 3 percent, with both real estate and help-wanted up more than 20 percent.

          Retail revenues increased $2.6 million, or 4.8 percent.  The growth for the quarter came mostly from The Tampa Tribune, and there were contributions from preprint and color across much of the division. The Tampa Tribune was up 12 percent, which reflected increases in the department store, home furnishings, financial and medical categories.  At the Richmond Times-Dispatch, Retail revenues rose 3 percent, due to strength in the medical, financial and home improvement categories mostly from ROP as preprint revenue declined slightly.  At the Winston-Salem Journal, Retail revenues declined 1.3 percent due to decreased department store advertising.  The company’s Community newspapers reported a small increase in Retail advertising.

          National advertising revenue increased $100,000, or 1 percent.  The Tampa Tribune had a decline of 4.5 percent due to softness in the financial and automotive categories.  The Winston-Salem Journal was up 8.9 percent due to higher telecommunications advertising.  The Richmond Times-Dispatch increased 3.7 percent, reflecting higher revenues in several categories that offset lower telecommunications.

          Due primarily to a change in wholesale rates to independent carriers in some markets, Circulation revenues declined $960,000, or 4.3 percent. There also were lower circulation volumes in several markets.

          Publishing expenses increased 4.6 percent over the second quarter of 2004. The most significant increases were higher newsprint and compensation expenses.  Newsprint expense for the quarter increased 10.2 percent and mostly reflected higher newsprint prices.  The average price per ton increased $43 for the quarter.

          Broadcast Division profit of $22.9 million declined, as expected, from the prior year.  Total Broadcast revenues increased $1.7 million, or 2.1 percent, and gross time sales grew $1.8 million, or 2.2 percent.  Lower profit was due to the absence of Political revenues from the prior year and increased expenses for new business development in the current year.

          Local time sales increased $5.5 million, or 11.1 percent, as a result of new business development initiatives that drove new television advertisers to the company’s stations. Local categories showing strength included furniture, financial, entertainment, fast food, and home hardware/home improvement.

          National time sales rose $1.4 million, or 5 percent, as the division focused on growing revenue share. Higher telecommunications, entertainment and corporate advertising led the way.

          Political revenues of $577,000 for the quarter were down, as expected, from last year’s second quarter, which benefited from strong presidential campaign spending.  Political revenues in the 2005 second quarter were generated from issues advertising for Social Security and educational reforms.

          Broadcast expenses for the quarter increased 4.9 percent from the same 2004 period.  The increase was attributable largely to higher compensation and benefits, sales commissions on new business, and the costs associated with programs to drive Local time sales growth.  The division introduced an initiative in the second quarter to reduce discretionary spending.

          Interactive Media Division revenues were up 41.5 percent over 2004 to a quarterly record of $4.9 million.  The growth was due to continued strong Classified advertising, up nearly 50 percent, and higher Local advertising revenues, which rose 45 percent.  The division’s second-quarter loss of $978,000 represented a 35 percent improvement from the second quarter of 2004.

          Corporate expense was down from last year, mostly reflecting the absence of legal and other consulting costs in the prior-year’s quarter, which were related to initial compliance with Sarbanes-Oxley and other projects.

          Interest expense decreased 2.6 percent from the second quarter of 2004 as lower average debt levels, including a debt reduction in early June from the proceeds of the Denver sale, more than offset higher interest rates.

          Equity income from the company’s share of SP Newsprint was $611,000 in the quarter, a significant improvement from last year’s same-quarter loss of $72,000, due to higher newsprint prices.

          Acquisition intangibles amortization was $625,000 higher than last year’s second quarter due to the shortening of the estimated lives of network affiliation intangible assets.

          EBITDA (income before accounting change, interest, taxes, depreciation and amortization) in the second quarter of 2005 was $87.9 million, compared with $53.3 million in the 2004 period.  Free cash flow for the quarter (after-tax cash flow minus capital expenditures) was $39.1 million, compared with $22.2 million in the prior-year period.  The current year amounts reflected the gain from the Denver sale.

          Media General provides the non-GAAP financial metrics EBITDA, After-Tax Cash Flow, and Free Cash Flow. The company believes these metrics are useful in evaluating financial performance and are common alternative measures used by investors, financial analysts and rating agencies. These groups use EBITDA, along with other measures, to evaluate a company’s ability to service its debt requirements and to estimate the value of the company. A reconciliation of these metrics to amounts on the GAAP statements has been included in this news release.

          Outlook

          For the third quarter of 2005, the Publishing Division expects revenue growth of 5-to-6 percent compared to last year.  Classified revenue growth is expected to continue strong, driven mainly by help-wanted, but also by some improvement in automotive. The company also looks for continued Retail revenue growth, especially in Tampa.

          For the Broadcast Division, the time sales outlook for the third quarter is mixed.  New business development initiatives are expected to continue to drive significant increases in Local transactional sales, while softer than expected market conditions are expected to dampen efforts to grow National spot sales.  Overall for the quarter, Media General expects Broadcast time sales to be 1-to-1.5 percent below last year.

          Media General will provide more definitive earnings guidance as the third quarter unfolds.

          Conference Call and Webcast

          Media General’s senior management will discuss second-quarter results with financial analysts during a conference call today at 11 a.m. Eastern Time.  The call will be available to the media and general public through a limited number of listen-only dial-in conference lines and via simultaneous Webcast. To access the call, dial 1-800-299-7089 about 10 minutes prior to the 11 a.m. start.  Listeners may also access the live Webcast by logging on to http://www.mediageneral.com and clicking on the “Live Earnings Conference” link at the top of the homepage about 10 minutes in advance.

          A replay of the Webcast will be available online at http://www.mediageneral.com beginning at 1 p.m. today. A telephone replay also will be available, beginning at 1 p.m. and ending on July 19 at 12 a.m., by dialing 1-888-286-8010 or 617-801-6888, and using the passcode 19774355. The full text of the prepared remarks will be available on the company’s Web site shortly after the call concludes.

          Forward-Looking Statements

          This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission.  Media General’s future performance could differ materially from its current expectations.

          About Media General

          Media General is a diversified communications company operating leading newspapers, television stations and online enterprises, primarily in the Southeastern United States. The company’s publishing assets include three metropolitan newspapers, The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; 22 daily community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; and more than 100 weekly newspapers and other publications. The company’s broadcasting assets include 26 network-affiliated television stations that reach more than 30 percent of the television households in the Southeast and nearly 8 percent of those in the United States. The company’s interactive media assets include more than 50 online enterprises that are associated with its newspapers and television stations. Media General also owns a 33 percent interest in SP Newsprint Company.

Media General, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ending		Twenty-six Weeks Ending

(Unaudited, in thousands, except per share amounts)	June 26, 2005	June 27, 2004	June 26, 2005	June 27, 2004

Revenues	$233,739	$224,890	$451,646	$433,046
Operating costs:
Production	96,316	92,608	193,845	185,704
Selling, general and administrative	83,846	79,614	166,106	154,881
Depreciation and amortization	17,346	16,303	34,518	33,571

Total operating costs	197,508	188,525	394,469	374,156

Operating income	36,231	36,365	57,177	58,890

Other income (expense):
Interest expense	(7,364)	(7,557)	(14,859)	(15,528)
Investment income (loss)- unconsolidated affiliates	724	(24)	1,438	(193)
Gain on sale of Denver	33,273	—	33,273	—
Other, net	319	634	795	693

Total other income (expense)	26,952	(6,947)	20,647	(15,028)

Income before income taxes and cumulative effect of change in accounting principle	63,183	29,418	77,824	43,862
Income taxes	24,798	10,885	30,142	16,229

Income before cumulative effect of change in accounting principle	38,385	18,533	47,682	27,633
Cumulative effect of change in accounting principle (net of tax)	—	—	(325,453)	—

Net income (loss)	$38,385	$18,533	$(277,771)	$27,633

Net income (loss) per common share:
Income before cumulative effect of change in accounting principle	$1.63	$0.79	$2.03	$1.19
Cumulative effect of change in accounting principle	—	—	(13.86)	—

Net income (loss)	$1.63	$0.79	$(11.83)	$1.19

Net income (loss) per common share - assuming dilution:
Income before cumulative effect of change in accounting principle	$1.61	$0.78	$2.00	$1.16
Cumulative effect of change in accounting principle	—	—	(13.65)	—

Net income (loss)	$1.61	$0.78	$(11.65)	$1.16

Weighted-average common shares outstanding:
Basic	23,497	23,364	23,488	23,308
Diluted	23,853	23,791	23,851	23,726

Media General, Inc.
BUSINESS SEGMENTS

(Unaudited, in thousands)	Publishing	Broadcast	Interactive Media	Eliminations	Total

Quarter Ended June 26, 2005
Consolidated revenues	$146,460	$83,569	$4,917	$(1,207)	$233,739

Segment operating cash flow	$37,637	$27,818	$(531)		$64,924
Allocated amounts:
Equity in net income (loss) of unconsolidated affiliates	132		(19)		113
Gain on sale of Denver	33,273				33,273
Depreciation and amortization	(5,833)	(4,962)	(428)		(11,223)

Segment profit (loss)	$65,209	$22,856	$(978)		87,087

Unallocated amounts:
Interest expense					(7,364)
Investment income-SP Newsprint					611
Acquisition intangibles amortization					(4,734)
Corporate expense					(10,559)
Other					(1,858)

Consolidated income before income taxes					$63,183

Quarter Ended June 27, 2004
Consolidated revenues	$140,586	$81,869	$3,475	$(1,040)	$224,890

Segment operating cash flow	$37,791	$28,882	$(1,139)		$65,534
Allocated amounts:
Equity in net income of unconsolidated affiliate	48				48
Depreciation and amortization	(5,929)	(4,551)	(360)		(10,840)

Segment profit (loss)	$31,910	$24,331	$(1,499)		54,742

Unallocated amounts:
Interest expense					(7,557)
Investment loss-SP Newsprint					(72)
Acquisition intangibles amortization					(4,109)
Corporate expense					(11,284)
Other					(2,302)

Consolidated income before income taxes					$29,418

Six Months Ended June 26, 2005
Consolidated revenues	$289,893	$154,561	$9,463	$(2,271)	$451,646

Segment operating cash flow	$72,675	$44,066	$(1,106)		$115,635
Allocated amounts:
Equity in net income of unconsolidated affiliates	221		159		380
Gain on sale of Denver	33,273				33,273
Depreciation and amortization	(11,648)	(9,885)	(857)		(22,390)

Segment profit (loss)	$94,521	$34,181	$(1,804)		126,898
Unallocated amounts:
Interest expense					(14,859)
Investment income-SP Newsprint					1,058
Acquisition intangibles amortization					(9,469)
Corporate expense					(20,941)
Other					(4,863)

Consolidated income before income taxes and cumulative effect of change in accounting principle					$77,824

Six Months Ended June 27, 2004
Consolidated revenues	$276,234	$152,126	$6,484	$(1,798)	$433,046

Segment operating cash flow	$69,737	$48,778	$(2,423)		$116,092
Allocated amounts:
Equity in net income of unconsolidated affiliate	148				148
Depreciation and amortization	(11,924)	(9,968)	(750)		(22,642)

Segment profit (loss)	$57,961	$38,810	$(3,173)		93,598

Unallocated amounts:
Interest expense					(15,528)
Investment loss-SP Newsprint					(341)
Acquisition intangibles amortization					(8,218)
Corporate expense					(21,358)
Other					(4,291)

Consolidated income before income taxes					$43,862

Media General, Inc.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)	June 26, 2005	December 26, 2004

ASSETS
Current assets:
Cash and cash equivalents	$9,604	$9,823
Accounts receivable - net	117,028	117,177
Inventories	7,272	8,021
Other	31,235	35,826

Total current assets	165,139	170,847

Investments in unconsolidated affiliates	83,619	93,277
Other assets	57,222	59,676
Property, plant and equipment - net	430,248	422,299
Excess of cost over fair value of net identifiable assets of acquired businesses - net	643,534	641,706
FCC licenses and other intangibles - net	567,361	1,092,530

Total assets	$1,947,123	$2,480,335

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,728	$27,000
Accrued expenses and other liabilities	78,252	92,163
Income taxes payable	19,000	7,708

Total current liabilities	119,980	126,871

Long-term debt	391,972	437,960
Borrowings of consolidated variable interest entities	95,320	95,320
Deferred income taxes	313,774	501,655
Other liabilities and deferred credits	125,924	134,760
Stockholders’ equity	900,153	1,183,769

Total liabilities and stockholders’ equity	$1,947,123	$2,480,335

Media General, Inc.
EBITDA, AFTER-TAX CASH FLOW AND FREE CASH FLOW

	Thirteen Weeks Ending		Twenty-Six Weeks Ending

(Unaudited, in thousands)	June 26, 2005	June 27, 2004	June 26, 2005	June 27, 2004

Income before cumulative effect of change in accounting principle*	$38,385	$18,533	$47,682	$27,633
Interest	7,364	7,557	14,859	15,528
Taxes	24,798	10,885	30,142	16,229
Depreciation and amortization	17,346	16,303	34,518	33,571

EBITDA before cumulative effect of change in accounting principle*	$87,893	$53,278	$127,201	$92,961

Income before cumulative effect of change in accounting principle*	$38,385	$18,533	$47,682	$27,633
Depreciation and amortization	17,346	16,303	34,518	33,571

After-tax cash flow*	$55,731	$34,836	$82,200	$61,204

After-tax cash flow*	$55,731	$34,836	$82,200	$61,204
Capital expenditures	16,633	12,662	32,640	19,604

Free cash flow*	$39,098	$22,174	$49,560	$41,600

*	Includes a $19.4 million gain on the 2005 sale of the Company’s interest in the Denver Post Corporation.

SOURCE  Media General, Inc.
          -0-                                                  07/12/2005
          /CONTACT:  Investors: Lou Anne Nabhan, +1-804-649-6103, or Media: Ray Kozakewicz, +1-804-649-6748, both of Media General, Inc./
          /First Call Analyst: /
          /FCMN Contact: etucker@mediageneral.com /
          /Web site:  http://www.mediageneral.com/